Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports Third Quarter 2015 Results

•	Revenue was $8.9 million; Non-machine revenue grew 20% to $6.5 million

•	Shipped nine machines in third quarter, despite customer deferrals impacted by third quarter currency devaluations

•	Anticipate shipping between 12 and 16 machines in fourth quarter of 2015

•	Record backlog of $22.8 million combined with expected fourth quarter shipments of higher value indirect printing machines provides confidence in growing customer adoption

•	Revising 2015 guidance to reflect customer deferrals: Revenue of approximately $40 million and gross margin of 17% to 21% excluding non-recurring facility integration expenses

•	Decline in market capitalization triggered $4.4 million non-cash goodwill impairment charge

NORTH HUNTINGDON, PA, November 9, 2015 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the third quarter and nine-month period ended September 30, 2015.

Third Quarter Revenue – Non-machine Revenue Growth Continues

	Quarter Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2015		2014		2015		2014
Revenue by Product Line
3D Printing Machines:
3D Printing Machines—third party	$2.3	25%	$4.2	44%	$4.7	19%	$12.6	45%
3D Printing Machines—related party	0.1	1%	—		1.2	5%	—

	2.4	27%	4.2	44%	5.9	24%	12.6	45%

3D Printed and Other Products, Materials and Services (“Non-machine”):
3D Printed and Other Products, Materials and Services—third party	6.5	73%	5.4	56%	18.2	75%	15.5	55%
3D Printed and Other Products, Materials and Services—related party	0.0	0%	—		0.1	0%	0.0	0%

	6.5	73%	5.4	56%	18.3	76%	15.5	55%

Total Revenue	$8.9	100%	$9.6	100%	$24.2	100%	$28.1	100%

Consolidated sales for the third quarter were $8.9 million. Non-machine revenue grew 20% to $6.5 million, representing 28% growth excluding the effects of changes in foreign currency exchange rates. Consolidated sales in the 2015 third quarter were unfavorably impacted by approximately $0.5 million, or 5%, due to changes in foreign currency exchange rates compared with the 2014 third quarter.

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

S. Kent Rockwell, Chairman and Chief Executive Officer, commented, “Our performance reporting is comprised of two revenue streams. They are the sale and lease of indirect and direct printing machines as well as our non-machine revenue which includes the sustaining operation of those machines in our PSCs and our customers’ shops. Non-machine revenue continues to perform consistently, with good growth on a global basis as our installed base expands. As our overall revenue grows and our PSCs increase their output of services provided, the resulting incremental margins will add effectively to our overall performance objectives.”

Mr. Rockwell continued, “Machine sales growth opportunities remain very positive for ExOne and we continue to be enthusiastic about our efforts to establish a dominant market position over time. But our customers’ delivery scheduling and the complex revenue recognition model for certain of our products and technology have proven to be highly erratic for us to timely predict on a quarter-to-quarter basis. As we move from the sale of prototyping machines to the sale of production machines, the time needed for installation and customer acceptance is prolonged due to the application-specific nature of each customer’s requirements. Such customer sales cycles are currently varying between 30 days to 15 months, depending on the complexity of the system installation requirements, not counting time invested with our customers in advance of contract commitment. While we are achieving consistent customer satisfaction of these more demanding systems, we encounter increasing difficulties in our ability to forecast the time cycle from order placement to customer acceptance. Additionally, our third quarter 2015 orders and shipments were negatively impacted due to the August currency devaluations in China and Russia. We are encouraged that the customers continue to explore those opportunities for future periods.”

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter. ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Third Quarter Operations – Volume and Mix Impact Results

Gross profit was $1.2 million, resulting in a 13.2% gross margin, in the 2015 third quarter compared with $2.5 million, resulting in a 25.8% gross margin, in the 2014 third quarter. Compared with the prior year, third quarter 2015 gross margin was primarily impacted by lower volume of machine sales, an unfavorable mix of machine revenue versus non-machine revenue and higher production costs, including those associated with the Company’s expanded global facilities integration as well as its ERP system implementation.

As a result of a significant decline in the Company’s market capitalization during the third quarter and continued operating losses and cash flow deficiencies, ExOne concluded that the carrying amount of its goodwill was in excess of its implied fair value, resulting in a $4.4 million, or $0.30 per diluted share, non-cash impairment charge which has been recorded in the third quarter.

Operating loss was $10.1 million compared with a $4.4 million operating loss in the third quarter of 2014. SG&A expenses were $5.0 million compared with $4.6 million in the prior-year quarter, with the increase driven by costs associated with deployment of the Company’s ERP system. R&D expenses for the quarter decreased $0.5 million to $1.8 million, compared with $2.3 million in the 2014 third quarter. Net loss for the reported quarter was $10.1 million, or $0.70 per diluted share, compared with a net loss of $4.5 million, or $0.31 loss per diluted share, for the prior-year period.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a $4.0 million loss in the 2015 quarter, compared with a $3.1 million loss during last year’s third quarter. ExOne management believes that when used in conjunction with other measures prepared in accordance with

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

accounting principles generally accepted in the United States (“GAAP”), that Adjusted EBITDA, a non-GAAP measure, assists in the understanding of operating performance. See the attached tables for important disclosures regarding the Company’s use of adjusted EBITDA as well as a reconciliation of net loss to adjusted EBITDA for the quarters and nine months ended September 30, 2015 and 2014.

Year-to-Date 2015 Review – Results Not Indicative of Business Progress

For the first nine months of 2015, consolidated sales were $24.2 million. Non-machine revenue grew 18% to $18.3 million in the first nine months of 2015, representing 26% growth excluding the effects of changes in foreign currency exchange rates. Consolidated sales in the 2015 year-to-date period were unfavorably impacted by approximately $1.6 million, or 6%, due to changes in foreign currency exchange rates compared with the 2014 year-to-date period.

Year-to-date gross profit was $2.3 million, down $4.3 million compared with last year’s $6.6 million. The 2015 period was impacted by lower volume of machine sales, an unfavorable mix of machine revenue versus non-machine revenue and higher production costs, including those associated with the Company’s expanded global facilities integration as well as its ERP system implementation. Gross profit as a percentage of sales was 9.4% in the 2015 period compared with 23.5% last year. SG&A expense for the first nine months of 2015 was $17.5 million, up $2.4 million over the prior-year period. Current year SG&A includes approximately $0.9 million for employee termination costs and ERP system implementation costs. R&D expense was $5.2 million in the first nine months of 2015, compared with $6.0 million in the 2014 period. The 2015 year-to-date period was negatively impacted by the third quarter non-cash impairment charge previously noted.

Operating loss for the first nine months of 2015 was $24.8 million compared with a loss of $14.5 million during the comparable prior-year period. Net loss was $24.6 million, or $1.71 loss per diluted share, for the first nine months of 2015 compared with $14.6 million, or $1.02 loss per diluted share, for the first nine months of 2014.

Updating 2015 Guidance – Introducing Estimated Fourth Quarter Machine Shipments

•	Revenue now expected to be approximately $40 million

•	Gross margin now expected to be between 17% and 21%, excluding anticipated non-recurring costs estimated at $0.5 million to $1.0 million to complete facility integrations

•	SG&A expenses still expected to be in a range of $21 million to $23 million, excluding approximately $0.5 million to $1.0 million of costs associated with ongoing implementation of the Company’s enterprise resource planning system

•	R&D expenses still expected to be in a range of $6.5 million to $7.5 million

•	Capital expenditures now expected to be between $8 million and $9 million, with the increase from previously issued guidance due to transfers of units from inventory to property and equipment for customer leases

Embedded in the updated guidance is between 12 and 16 3D printing machines expected to be shipped in the fourth quarter of 2015, and the Company’s estimate of those machines which will qualify for revenue recognition in that period.

S. Kent Rockwell, Chairman and CEO, concluded, “We must now consider the proper metrics to provide a clearer perspective of our business. The growth that is occurring can be reflected in shipments of machines and backlog more than by attempting to portray in which 90 day period these machines might be recorded in revenue. We believe shipments are an important metric since we often collect meaningful cash payments upon shipment. We must remain focused on customer satisfaction more than any other metric measured by time. Anticipated follow-on orders driven by the operational performance of our technology are more important to our long-term success.”

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

Webcast and Conference Call

ExOne will host a conference call and live webcast Tuesday, November 10th at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the third quarter and discuss ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 689-8470. The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay will be available from 11:30 a.m. ET on the day of the teleconference through Tuesday, November 17, 2015. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13621127. An archive of the webcast will be available on the Company’s website at www.investor.exone.com/ and will include a transcript, once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its nine PSCs, which are located in the United States, Germany, Italy, Sweden and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting; the impact of customer specific terms in machine purchase agreements on the period in which we recognize revenue and the impact of market conditions and other factors on the carrying value of long-lived assets and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

The ExOne Company

Condensed Statement of Consolidated Operations

(in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2015	2014		2015	2014
Revenue
Revenue—third party	$8,712	$9,640		$22,861	$28,103
Revenue—related party *	152	9		194	32

	8,864	9,649	(8%)	23,055	28,135	(18%)
Cost of sales	7,695	7,162	7%	21,881	21,533	2%

Gross profit	1,169	2,487	(53%)	1,174	6,602	(82%)

Gross margin	13.2%	25.8%		5.1%	23.5%

Research and development	1,825	2,261	(19%)	5,218	6,014	(13%)
Selling, general and administrative	5,018	4,593	9%	17,479	15,061	16%
Goodwill impairment	4,419	—	NM	4,419	—	NM

	11,262	6,854	64%	27,116	21,075	29%

Operating loss	(10,093)	(4,367)	131%	(25,942)	(14,473)	79%

Interest expense	29	32	(9%)	87	106	(18%)
Other income—net	(4)	(55)	(93%)	(83)	(210)	(60%)

	25	(23)	NM	4	(104)	NM

Loss before income taxes	(10,118)	(4,344)	133%	(25,946)	(14,369)	81%

(Benefit) provision for income taxes	(41)	107	NM	(200)	274	NM

Net loss	$(10,077)	$(4,451)	126%	$(25,746)	$(14,643)	76%

Net loss per common share:
Basic	$(0.70)	$(0.31)		$(1.71)	$(1.02)
Diluted	$(0.70)	$(0.31)		$(1.71)	$(1.02)

Weighted average shares outstanding (basic and diluted)	14,429	14,417		14,427	14,409

* The nine months ended September 30, 2015 reflect sales of: (1) a 3D printing machine and other related equipment and products/services at fair market value selling prices to a powdered metal company with proprietary powders determined to be a related entity based on common control by the Chairman and CEO of the Company; and (2) a 3D printing machine at a fair market value selling price to a multi-national, diversified metals company determined to be a related entity on the basis that a member of the Board of Directors of the Company also receives his principal compensation from the entity. Both transactions were approved prior to execution by the Audit Committee of the Board of Directors of the Company.

NM: Not Meaningful

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

The ExOne Company

Condensed Consolidated Balance Sheet

($ in thousands, except share data)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$20,253	$36,202
Accounts receivable—net of allowance of $2,458 (2015) and $2,431 (2014)	5,458	14,238
Inventories—net	22,232	17,014
Prepaid expenses and other current assets	2,996	3,138

Total current assets	50,939	70,592

Property and equipment—net	56,325	55,298
Goodwill	—	4,665
Other noncurrent assets	2,166	2,875

Total assets	$109,430	$133,430

Liabilities
Current liabilities:
Current portion of long-term debt	$136	$132
Current portion of capital and financing leases	122	346
Accounts payable	2,869	2,553
Accrued expenses and other current liabilities	6,337	8,424
Deferred revenue and customer prepayments	6,703	902

Total current liabilities	16,167	12,357

Long-term debt—net of current portion	1,847	1,950
Capital and financing leases—net of current portion	103	164
Other noncurrent liabilities	24	414

Total liabilities	18,141	14,885

Contingencies and commitments

Stockholders’ equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 14,428,634 (2015) and 14,417,803 (2014) shares issued and outstanding	144	144
Additional paid-in capital	156,146	154,902
Accumulated deficit	(52,944)	(28,298)
Accumulated other comprehensive loss	(12,057)	(8,203)

Total stockholders’ equity	91,289	118,545

Total liabilities and stockholders’ equity	$109,430	$133,430

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The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

The ExOne Company

Condensed Statement of Consolidated Cash Flows

($ in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Operating activities
Net loss	$(24,646)	$(14,643)
Adjustments to reconcile net loss to cash used for operations:
Depreciation and amortization	3,819	2,583
Deferred income taxes	(269)	—
Equity-based compensation	1,244	943
Provision for bad debts	144	145
Changes in fair value of contingent consideration	(193)	(194)
Loss on disposal of property and equipment	87	—
Goodwill impairment	4,419	—
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency translation adjustments:
Decrease (increase) in accounts receivable	8,145	(4,411)
Increase in inventories	(9,459)	(9,328)
Decrease in prepaid expenses and other assets	468	257
Increase in accounts payable	850	603
Decrease in accrued expenses and other liabilities	(1,386)	(846)
Increase in deferred revenue and customer prepayments	5,770	296

Cash used for operating activities	(11,007)	(24,595)

Investing activities
Capital expenditures	(4,089)	(18,586)
Increase in restricted cash associated with cash collateral arrangement	(330)	—
Acquisitions, net of cash acquired of $201	—	(9,230)

Cash used for investing activities	(4,419)	(27,816)

Financing activities
Proceeds from exercise of employee stock options	—	318
Payments on long-term debt	(99)	(433)
Payments on capital and financing leases	(264)	(411)

Cash used for financing activities	(363)	(526)

Effect of exchange rate changes on cash and cash equivalents	(160)	(302)

Net change in cash and cash equivalents	(15,949)	(53,239)
Cash and cash equivalents at beginning of period	36,202	98,445

Cash and cash equivalents at end of period	$20,253	$45,206

Supplemental disclosure of noncash investing and financing activities
Property and equipment included in accounts payable	$344	$682

Transfer of inventories to property and equipment for internal use	$3,495	$3,935

Transfer of property and equipment to inventories for sale	$149	$332

Property and equipment acquired through financing arrangements	$—	$89

Net assets acquired through acquisitions, net of cash acquired of $201	$—	$9,685

Noncash consideration for acquisitions	$—	$455

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

The ExOne Company

Additional Information

(unaudited)

Machine Sales by Type

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
S-Max™	1	1	1	5
S-Print™	—	—	—	1
S-15™	—	—	—	1
M-Print™ *	—	—	1	—
M-Flex™	1	4	3	6
Innovent™ *	3	—	8	—
X1-Lab™	—	3	1	4

	5	8	14	17

*For the nine months ended September 30, 2015, one M-Print and one Innovent unit were sold to related parties.

Significant Components of the Change in Revenue by Product Line

($ in thousands)

(unaudited)

	3D Printing Machines	3D Printed and Other Products, Materials and Services	Total
Quarter Ended September 30, 2014	$4,218	$5,431	$9,649
Change in revenue attributed to:
Volume	(1,582)	1,511	(71)
Pricing and sales mix	(221)	—	(221)
Foreign currency	(43)	(450)	(493)

	(1,846)	1,061	(785)

Quarter Ended September 30, 2015	$2,372	$6,492	$8,864

	3D Printing Machines	3D Printed and Other Products, Materials and Services	Total
Nine Months Ended September 30, 2014	$12,616	$15,519	$28,135
Change in revenue attributed to:
Volume	(1,939)	4,110	2,171
Pricing and sales mix	(4,504)	—	(4,504)
Foreign currency	(278)	(1,369)	(1,647)

	(6,721)	2,741	(3,980)

Nine Months Ended September 30, 2015	$5,895	$18,260	$24,155

The ExOne Company Reports Third Quarter 2015 Results

November 9, 2015

The ExOne Company

Adjusted EBITDA Reconciliation

($ in millions)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(10.1)	$(4.4)	$(24.6)	$(14.6)

Interest expense	0.0	0.0	0.1	0.1
(Benefit) provision for income taxes	(0.0)	0.1	(0.2)	0.3
Depreciation and amortization	1.3	1.0	3.8	2.6
Goodwill impairment	4.4	—	4.4	—
Equity-based compensation	0.4	0.3	1.2	0.9
Acquisition-related expenses	—	0.0	—	0.2
Other income—net	(0.0)	(0.1)	(0.1)	(0.2)

Adjusted EBITDA	$(4.0)	$(3.1)	$(15.4)	$(10.7)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, (benefit) provision for income taxes, depreciation and amortization, goodwill impairment, equity-based compensation, acquisition-related expenses, and other income—net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial performance. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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